Exhibit 99.1
[ATX LOGO]




            ATX ACHIEVES FAVORABLE RESOLUTION OF ISSUES WITH VERIZON
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New York,  NY - August 28, 2002 - ATX  Communications,  Inc.  (OTCBB:  COMM),  a
leading integrated communications provider, announced today that it has entered into a binding agreement with Verizon that satisfies its alleged obligations regarding Verizon's pending and threatened litigation in Pennsylvania and New Jersey. The agreement resolves all of Verizon's embargo and service termination threats and deposit demands in substantially all of ATX's footprint, as well as allows both parties to pursue various claims in appropriate regulatory and civil forums.

"We are pleased to announce that we have reached a resolution of various matters at issue between the parties," commented Thomas Gravina, ATX's President and Chief Executive Officer. "The agreement allows us to reach a `steady state' in our relationship with Verizon concerning legitimate, undisputed billing and payment matters, while also allowing us to pursue all legal remedies available to us against Verizon involving what we believe to be Verizon's refusal to allow fair competition to exist in the marketplace, including its anti-competitive conduct in violation of the antitrust laws."

About ATX
Founded in 1985, ATX is a facilities-based integrated communications provider offering local exchange carrier and inter-exchange carrier telephone, Internet, e-business, high-speed data, and wireless services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. ATX currently serves approximately 400,000 business and residential customers. For more information on ATX, please visit www.atx.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
In addition to the historical information presented, this release also includes certain forward-looking statements concerning the future development of the business. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.

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